[Holtz Rubenstein Reminick LLP letterhead]





                                   EXHIBIT 16

December 27, 2004



Securities and Exchange Commission
Washington, D.C. 20549


Re:      Meisenheimer Capital, Inc.
         File No. 0-21547


Dear Sir or Madam:

We have read Item 4.01 of Form 8-K/A of Meisenheimer Capital, Inc., dated December 7, 2004, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Holtz Rubenstein Reminick LLP

Holtz Rubenstein Reminick LLP